EXHIBIT 8.1



October 5, 1994

Board of Directors
Oklahoma Savings, Inc.
601 S. Husband Street
Stillwater, OK  74076

      Re:  Federal and State of Oklahoma Income Tax
           Opinion regarding the reorganization of Oklahoma Savings, Inc. with Fourth Financial Corporation

Gentlemen:

This is in response to your request for our tax opinion on the proposed merger ("Fourth Merger") of Oklahoma Savings, Inc. ("OSI") into Fourth Financial Corporation ("Fourth") and the proposed merger ("Bank Merger") of Stillwater Federal Savings Bank ("Savings Bank"), a wholly-owned subsidiary of OSI, into Bank IV Oklahoma, National Association ("Bank IV") a subsidiary owned partly by Fourth and partly by IV Commercial Acquisition, Inc., a wholly owned subsidiary of Fourth. The conclusions represented herein are premised on the facts and representations in the Agreement and Plan of Reorganization by and between OSI and Fourth dated as of July 21, 1994 ("Agreement"), the proxy statement-prospectus contained in the registration statement (Form S-4) filed with the Securities and Exchange Commission on October 5, 1994, the representations of facts as set forth in Fourth's and OSI's letters of representations dated October 4, 1994, and the law as it exists today.

FACTS

OSI, a corporation duly organized, validly existing, and in good standing under the laws of the state of Delaware, was organized in 1993 to operate as a savings institution holding company. The authorized capital stock of OSI consists of (i) 2,000,000 shares of common stock, par value $.01 per share, of which 419,200 shares were issued and outstanding as of the date of the Agreement, and (ii) 500,000 shares of preferred stock, par value $.01 per share, none of which is issued and outstanding. OSI is a savings and loan holding company duly registered pursuant to the Home Owners Loan Act of 1933, as amended.

Savings Bank, a wholly-owned subsidiary of OSI, is a federally chartered savings bank which was incorporated in 1920 as an Oklahoma chartered mutual savings and loan association. In 1993, Savings Bank converted to a federally-chartered mutual savings bank and changed its name from "Stillwater Savings and Loan Association" to "Stillwater Federal Savings Bank."

Pursuant to the Plan of Conversion ("Plan") adopted February 22, 1993, Savings Bank's charter to operate as a mutual savings bank was amended to permit it to continue its operations as a federally-chartered stock savings bank. Under the Plan, OSI issued a specific number of shares of common stock ("Conversion stock") prior to the consummation of the conversion. The dollar amount for which all shares of Conversion stock were sold was based on the estimated market value of OSI and Savings Bank after the conversion.

Savings Bank serves its primary market area, Payne, Logan, and Noble counties of Oklahoma, through four retail banking offices. Savings Bank is a community-oriented financial institution offering a variety of financial services. Savings Bank attracts deposits from the general public and uses the funds to originate one- to four-family residential mortgage loans. Savings Bank's earnings are primarily derived from interest earned on its loans and mortgage-backed securities and interest and dividends earned on its investment securities. Its chief expenses include interest paid on savings deposits and borrowing and operating expenses.

Fourth, a corporation duly organized, validly existing, and in good standing under the laws of the state of Kansas is a bank holding company. Fourth is authorized to issue (i) 50,000,000 shares of common stock, par value $5 per share, of which 27,201,925 shares were issued and 26,845,241 shares were outstanding on June 30, 1994, (ii) 250,000 shares of Class A 7% Cumulative Preferred Stock, par value $100 per share, all of which are issued and outstanding, and (iii) 5,000,000 shares of Class B Preferred Stock, without par value, none of which have been issued. All of Fourth's issued and outstanding equity securities and the Fourth stock to be issued in the Fourth Merger are duly registered under the Federal Securities Exchange Act of 1934, as amended. Shares of Fourth stock are eligible for trading in the National Market System of NASDAQ. Fourth is a bank holding company duly registered pursuant to the Bank Holding Company Act.

Bank IV, a subsidiary partly owned by Fourth and partly by IV Commercial Acquisition, Inc., a wholly owned subsidiary of Fourth, is the third largest bank in Oklahoma. Bank IV is a banking association organized under the laws of the United States.


THE TRANSACTION

In March 1994, OSI received an unsolicited offer to negotiate a merger with Fourth. On April 15, 1994, OSI requested, and subsequently received permission from the Office of Thrift Supervision to negotiate with Fourth to enter into an agreement in principle and begin negotiations toward a definitive agreement with Fourth. A period of negotiations followed and on April 20, 1994, the companies jointly announced an agreement in principle whereby OSI would be acquired by Fourth and merge with Fourth. On July 21, 1994, the parties entered into the Agreement whereby Fourth agreed to acquire OSI for approximately $23.00 per share payable in Fourth shares.

Following the Reorganization, Savings Bank will be able to offer its customers a wide variety of lending programs, trust, international, and mutual fund investment services that Savings Bank does not offer currently.

At the date and time on which the Mergers are effective, the Fourth Merger and the Bank Merger shall occur simultaneously pursuant to the Merger Agreements. The merger of OSI into Fourth with Fourth surviving will be a statutory merger under the laws of the States of Kansas and Delaware. As a result of the Fourth Merger, the separate existence of OSI shall cease, and Fourth, as the surviving corporation, shall continue its corporate existence under the laws of the state of Kansas. The existing articles of incorporation and bylaws of Fourth in effect at the Effective Time shall be the articles of incorporation and bylaws of the surviving corporation until further amended as provided by law. The directors and officers of Fourth immediately preceding the Fourth Merger shall be the directors and officers of the surviving corporation.
Fourth shall possess all rights, privileges, powers and franchises of OSI. All property, real, personal, and mixed, and all rights of creditors of OSI shall be vested in and belong to Fourth.

Within ten days from the Merger Effective Time, Fourth must mail to any dissenting stockholder, written notice that the Fourth Merger has become effective and include a copy of Section 262 of the Delaware General Corporation Law. A dissenting stockholder who desires to pursue his or her rights as a dissenting stockholder then has 20 days from the date Fourth mails such notice in which to demand in writing from Fourth payment of the value of his or her stock.

At the Merger Effective Time, upon consummation of the Fourth Merger, each issued and outstanding share of OSI stock, except dissenting stockholders' stock, shall cease to be an issued and existing share, and each share shall automatically be converted into and exchanged for 0.84 shares of Fourth stock.

No fractional shares of Fourth stock will be issued. Instead, upon surrender of OSI common stock certificates, Fourth will pay, or cause to be paid, to the holder thereof the cash value of the fractional interest to which the holder thereof would otherwise be entitled, based upon the closing price of the Fourth stock on the trading day two trading days prior to the Merger Effective Time as reported in The Wall Street Journal.

The merger of Savings Bank with and into Bank IV will be a merger pursuant to the laws of the United States. As a result of the Bank Merger, the separate existence of Savings Bank shall cease and Bank IV, as the surviving association, shall continue its corporate existence under the laws of the United States. The existing articles of association and bylaws of Bank IV shall be the articles of association and bylaws of the merged bank. The directors and officers of Bank IV immediately preceding the Bank Merger shall be the directors and officers of the merged bank. Bank IV shall possess all the rights, privileges, powers, and franchises of Savings Bank. All property, real, personal, and mixed, and all rights of creditors and depositors of Savings Bank shall be vested in and belong to Bank IV.

For purposes of granting a limited priority claim to the assets of Savings Bank in the unlikely event (and only upon such event) of a complete liquidation of Bank IV to persons who continue to maintain savings accounts with Bank IV after the merger, and who, immediately prior to the merger had a subaccount balance (as described in 12 C.F.R. Sec. 563b.3(f)(4)) with respect to the liquidation account of Savings Bank, Bank IV shall, at the time of the merger, establish a liquidation account in an amount equal to the liquidation account of Savings Bank immediately prior to the merger, which liquidation account shall participate pari passu with any other liquidation accounts of Bank IV. If the balance in any savings account to which a subaccount balance relates at the close of business on the last day of any fiscal year of Bank IV after the merger is effected is less than the balance in such savings account at the effective time of the merger or at the close of business on the last day of any other fiscal year of Bank IV after the merger is effected, such subaccount balance shall be reduced in an amount proportionate to the reduction in such savings account balance. No subaccount balance shall be increased, notwithstanding any increase in the balance of the related savings account. If such related savings account is closed, such subaccount shall be reduced to zero upon such closing. In the event of a complete liquidation of Bank IV, and only in such event, the amount distributable to each account holder will be determined in accordance with the applicable rules and regulations pertaining to conversions by savings and loan associations from mutual to stock form of organization, on the basis of such account holder's subaccount balance with Bank IV at the time of its liquidation. No merger, consolidation, purchase of bulk assets with assumption of savings accounts and other liabilities, or similar transaction, whether or not Bank IV is the surviving institution, will be deemed to be a complete liquidation for this purpose, and, in any such transaction, the liquidation account shall be assumed by the surviving institution.

At the Merger Effective Time, upon consummation of the Bank Merger, each issued and outstanding share of Savings Bank stock shall automatically be converted into and exchanged for .002 shares of capital stock of Bank IV, par value $5.00.

REPRESENTATIONS

In order to determine the consequences of the Fourth Merger for federal income tax purposes, Fourth has directed us to rely on the following representations:

(1) The fair market value of the Fourth common stock to be received by each shareholder of OSI will be approximately equal to the fair market value of the OSI stocksurrendered in the exchange.

(2) Fourth has no plan or intention to reaquire any of its stock issued to the shareholders of OSI in the proposed transaction.

(3) After the proposed transaction, Fourth will continue the historic business of OSI or use a significant portion of OSI's historic assets in Fourth's business, except that the management of OSI will be consolidated with that of Fourth.

(4)   Fourth is not an "investment company" as defined in Section
      368(a)(2)(F)(iii) and (iv) of the Internal Revenue Code of 1986 (as amended) (Code).

(5) There is no intercorporate indebtedness existing between OSI and Fourth which was issued, acquired, or will be settled at a discount.

(6) The payment of cash in lieu of fractional shares of Fourth stock is solely for the purpose of avoiding the expense and inconvenience to Fourth of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the transaction to the OSI shareholders instead of issuing fractional shares of Fourth stock will not exceed one percent of the total consideration that will be issued in the transaction to the OSI shareholders in exchange for their shares of OSI stock. The fractional share interests of each OSI shareholder will be aggregated, and no OSI shareholder will receive cash in an amount equal to or greater than the value of one full share of Fourth stock.

(7) Fourth will pay its own expenses, if any, incurred in connection with the transaction.

(8) The merger of OSI with and into Fourth, with Fourth surviving, will qualify as a statutory merger under the laws of the States of Kansas and Delaware.

In order to determine the consequences of the Fourth Merger for federal income tax purposes, OSI has directed us to rely on the following representations:

(1) The fair market value of the Fourth common stock to be received by each shareholder of OSI will be approximately equal to the fair market value of the OSI stock surrendered in the exchange.

(2) There is no plan or intention by the shareholders of OSI who own 5 percent or more of the OSI stock, and, to the best of the knowledge of the management of OSI, there is no plan or intention on the part of the remaining shareholders of OSI to sell, exchange or otherwise dispose of a number of shares of Fourth common stock received in the Merger that would reduce the OSI shareholders' ownership of Fourth common stock to a number of shares having a value, as of the date of the merger, of less than 50 percent of the value of all of the formerly outstanding stock of OSI as of the same date. For purposes of this representation, shares of OSI stock surrendered by dissenters or exchanged for cash in lieu of fractional shares of Fourth common stock will be treated as outstanding OSI stock at the Merger Effective Time. Moreover, shares of OSI's stock and shares of Fourth common stock held by OSI shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the transaction will be considered in making this representation.

(3) OSI is not under the jurisdiction of a court in a Title 11 or similar case (within the meaning of Section 368(a)(3)(A) of the Code).

(4) The liabilities of OSI to be assumed by Fourth and the liabilities to which the transferred assets of OSI are subject were incurred by OSI and Savings Bank in the ordinary course of business and are associated with the assets to be transferred.

(5) The fair market value of the assets of OSI transferred to Fourth will exceed the sum of the liabilities to be assumed by Fourth, plus the amount of liabilities, if any, to which the transferred assets are subject.

(6)   OSI is not an "investment company" as defined in Section
      368(a)(2)(F)(iii) and (iv) of the Code.

(7) There is no intercorporate indebtedness existing between OSI and Fourth which was issued, acquired, or will be settled at a discount.

(8) OSI and the shareholders of OSI will each pay their own expenses, if any, incurred in connection with the transaction.

(9) The adjusted basis of the assets of OSI transferred to Fourth will exceed the sum of the liabilities to be assumed by Fourth, plus the liabilities, if any, to which the transferred assets are subject.

(10) None of the compensation received by any shareholder-employees of OSI will be separate consideration for, or allocable to, any of their shares of OSI stock; none of the shares of Fourth stock received by any shareholder-employee will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

(11) The merger of OSI with and into Fourth, with Fourth surviving, will qualify as a statutory merger under the laws of the States of Kansas and Delaware.

(12) The conversion of Savings Bank from a mutual to a stock savings bank was a separate and distinct transaction from the Fourth Merger. OSI had no discussion with Fourth or any other party prior to the conversion and this merger or any other merger was not contemplated at the time of the conversion.

In order to determine the consequences of the Bank Merger for federal income tax purposes, Fourth has directed us to rely on the following representations:

(1) The fair market value of the Bank IV common stock to be received by Fourth will be approximately equal to the fair market value of the Savings Bank stock surrendered in the exchange.

(2) After the proposed transaction, Bank IV will continue the historic business of Savings Bank and use a significant portion of Savings Bank's business assets in Bank IV's business, except that the management of Savings Bank will be consolidated with that of Bank IV.

(3) Bank IV has no plan or intention to reaquire any of its stock issued to Fourth in the proposed transaction.

(4) Fourth has no plan or intention to sell or otherwise dispose of the Bank IV stock received in the transaction.

(5) Bank IV will pay its own expenses, if any, incurred in connection with the transaction.

(6) Bank IV is not an "investment company" as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

(7) There is no intercorporate indebtedness existing between Savings Bank and Bank IV which was issued, acquired, or will be settled at a discount.

(8) The merger of Savings Bank with and into Bank IV, with Bank IV surviving, will qualify as a merger pursuant to the corporation laws of the United States.

In order to determine the consequences of the Bank Merger for federal income tax purposes, OSI has directed us to rely on the following representations:

(1) The fair market value of the Bank IV common stock to be received by Fourth will be approximately equal to the fair market value of the Savings Bank stock surrendered in the exchange.

(2) Savings Bank is not under the jurisdiction of a court in a Title 11 or similar case (within the meaning of Section 368(a)(3)(A) of the Code).

(3) The liabilities of Savings Bank to be assumed by Bank IV and the liabilities to which the transferred assets of Savings Bank are subject were incurred by Savings Bank in the ordinary course of business and are associated with the assets to be transferred.

(4) The fair market value of the assets of Savings Bank transferred to Bank IV will exceed the sum of the liabilities to be assumed by Bank IV, plus the amount of liabilities, if any, to which the transferred assets are subject.

(5) Savings Bank is not an "investment company" as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

(6) There is no intercorporate indebtedness existing between Savings Bank and Bank IV which was issued, acquired, or will be settled at a discount.

(7) The adjusted basis of the assets of Savings Bank transferred to Bank IV will exceed the sum of the liabilities to be assumed by Bank IV, plus the liabilities, if any, to which the transferred assets are subject.

(8) Savings Bank will pay its own expenses, if any, incurred in connection with the transaction.

(9) The merger of Savings Bank with and into Bank IV, with Bank IV surviving, will qualify as a merger pursuant to the corporation laws of the United States.

(10) The conversion of Savings Bank from a mutual to a stock savings bank was a separate and distinct transaction from the Fourth Merger. Savings Bank had no discussion with Bank IV or any other party prior to the conversion and this merger or any other merger was not contemplated at the time of the conversion.


APPLICABLE LAW

     Section 368(a)(1)(A) of the Code provides that the term "reorganization" means a statutory merger or consolidation. Under
     Section 1.368-2(b)(1) of the Income Tax Regulations (Regulations), in order to qualify as a reorganization under Section 368(a)(1)(A), the transaction must be a merger or consolidation effected pursuant to the corporation laws of the United States or a State or Territory or the District of Columbia. It has been represented that the merger of OSI with and into Fourth will qualify as a statutory merger under the laws of the States of Delaware and Kansas. It has been represented that the merger of Savings Bank with and into Bank IV will qualify as a merger pursuant to the corporation laws of the United States.

     In addition to the requirements set forth in the statute, in order for a transaction to be a tax-free reorganization, certain requirements set forth in the regulations under Section 368 of the Code must also be met. Section 1.368-1(b) of the Regulations provides that the purpose of the reorganization provisions of the Code is to except from the general rule of taxability certain specifically described exchanges incident to such readjustments of corporate structures made in one of the particular ways specified in the Code, as are required by business exigencies and which effect only a readjustment of continuing interest in property under modified corporate forms. Requisite to a reorganization under the Code are a continuity of the business enterprise under the modified corporate form, and (except as provided in section 368(a)(1)(D)) a continuity of interest therein on the part of those persons who, directly or indirectly, were the owners of the enterprise prior to the reorganization.

     To be treated as a reorganization described in Section 368(a)(1)(A) of the Code, the transaction must be planned and carried out for a genuine business purpose. This transaction is being entered into in order for Fourth to expand its business operations into Payne, Logan and Noble counties of Oklahoma while benefiting from the addition of Savings Bank's personnel, deposit taking and loan origination market share and loan portfolio. Fourth and OSI believe Savings Bank should be in an enhanced competitive position with respect to other financial institutions in the area. Savings Bank should be able to offer its customers a wide variety of lending programs, trust, international, and mutual fund investment services that Savings Bank does not currently offer. This should satisfy the business purpose requirement for both the Fourth Merger and the Bank Merger.

     Section 1.368-1(d) of the Regulations provide that continuity of business enterprise requires that the acquiring corporations either
     (i) continue the acquired corporation's historic business or (ii) use a significant portion of the acquired corporation's historic business assets in a business. It has been represented that after the proposed transaction, Fourth will continue the historic business of OSI or use a significant portion of OSI's business assets in Fourth's business, except that the management of OSI will be consolidated with that of Fourth. It has also been represented that after the proposed transaction, Bank IV will continue the historic business of Savings Bank or use a significant portion of Savings Bank's business assets in Bank IV's business, except that the management of Savings Bank will be consolidated with that of Bank IV. According to Rev. Rul. 85-198, 1985-2 C.B. 120 the continuity of business enterprise requirement of Sec. 1.368-1(d) of the regulations is satisfied when the business of a former subsidiary of a merged bank holding company is carried on in the same manner and form indirectly, through a second tier subsidiary, of the surviving bank holding company. Accordingly, the continuity of business enterprise requirement should be met for both the Fourth Merger and the Bank Merger.

     Under Section 1.368-1(b) of the Regulations, the continuity of interest doctrine requires that in a reorganization there must be a continuity of interest therein on the part of those persons who, directly or indirectly, were the owners of the enterprise prior to the reorganization. Rev. Proc. 77-37, 1977-2 CB 568 provides that the "continuity of interest" requirement of section 1.368-1(b) of the Regulations is satisfied if there is continuing interest through stock ownership in the acquiring or transferee corporation (or a corporation in "control" thereof within the meaning of section 368(c) of the Code) on the part of the former shareholders of the acquired or transferor corporation which is equal in value, as of the effective date of the reorganization, to at least 50 percent of the value of all of the formerly outstanding stock of the acquired or transferor corporation as of the same date. It is not necessary that each shareholder of the acquired or transferor corporation receive in the exchange stock of the acquiring or transferee corporation, or a corporation in "control" thereof, which is equal in value to at least 50 percent of the value of his former stock interest in the acquired or transferor corporation, so long as one or more of the shareholders of the acquired or transferor corporation have a continuing interest through stock ownership in the acquiring or transferee corporation (or a corporation in "control" thereof) which is, in the aggregate, equal in value to at least 50 percent of the value of all of the formerly outstanding stock of the acquired or transferor corporation.
     Sales, redemptions, and other dispositions of stock occurring prior or subsequent to the exchange which are part of the plan of reorganization will be considered in determining whether there is a 50 percent continuing interest through stock ownership as of the effective date of the reorganization.

     It has been represented that there is no plan or intention by the shareholders of OSI who own 5 percent or more of OSI stock, and to the best of the knowledge of the management of OSI, there is no plan or intention on the part of remaining shareholders of OSI to sell, exchange, or otherwise dispose of a number of shares of Fourth common stock received in the merger that will reduce the OSI shareholders' ownership of Fourth common stock to a number of shares having a value, as of the date of the merger, of less than 50 percent of the value of all the formerly outstanding stock of OSI as of the same date. For purposes of this representation, shares of OSI stock surrendered by dissenters or exchanged for cash in lieu of fractional shares of Fourth common stock will be treated as outstanding OSI stock at the Merger Effective Time. Moreover, shares of OSI's stock and shares of Fourth common stock held by OSI shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the transaction will be considered in making this representation. It has also been represented that Fourth has no plan or intention to sell or otherwise dispose of the Bank IV stock received in the transaction. Pursuant to the Merger agreement for the Bank Merger, Bank IV shall, at the time of the merger, establish a liquidation account in an amount equal to the liquidation account of Savings Bank immediately prior to the merger in accordance with the rules and regulations pertaining to conversions by savings and loan associations from mutual to stock form of organization. Accordingly, the continuity of interest requirement should be met for both the Fourth Merger and the Bank Merger.

     Based on the analysis set forth above, the merger of OSI with and into Fourth, with Fourth surviving, and the merger of Savings Bank with and into Bank IV, with Bank IV surviving, should qualify as reorganizations described in Section 368(a)(1)(A) of the Code.

     Section 361(a) of the Code provides that no gain or loss shall be recognized to a corporation if such corporation is a party to a reorganization and exchanges property, in pursuance of the plan of reorganization, solely for stock or securities in another corporation a party to the reorganization.

     Section 361(b) of the Code provides that if Section 361(a) would apply to an exchange but for the fact that the property received in exchange consists not only of stock or securities permitted by
     Section 361(a) to be received without recognition of gain, but also of other property or money, then

       (A) Property distributed - If the corporation receiving such other property or money distributes it in pursuance of the plan of reorganization, no gain to the corporation shall be recognized from the exchange, but

       (B) Property not distributed - If the corporation receiving such other property or money does not distribute it in pursuance of the plan or reorganization, the gain,if any, to the corporation shall be recognized.

     Section 357(a) of the Code provides that if the taxpayer receives property which would be permitted to be received under section 361 without the recognition of gain if it were the sole consideration, and as part of the consideration, another party to the exchange assumes a liability of the taxpayer, or acquires from the taxpayer property subject to a liability, then such assumption or acquisition shall not be treated as money or other property, and shall not prevent the exchange from being within the provisions of section 361.

     Section 368(b)(2) of the Code provides the term " a party to a reorganization" includes both corporations, in the case of a reorganization resulting from the acquisition by one corporation of stock or properties of another.

     Since OSI and Fourth are each a party to a reorganization and the exchange is for Fourth common stock and cash only to the extent there are dissenters no gain or loss should be recognized to OSI on the transfer of its property to Fourth in accordance with the Agreement. Since Bank IV and Savings Bank are each a party to a reorganization and the exchange is solely for Bank IV common stock, no gain or loss should be recognized to Savings Bank on the transfer of its property to Bank IV in accordance with the Agreement.

     Section 1032(a) of the Code provides that no gain or loss shall be recognized to a corporation on the receipt of money or other property in exchange for stock (including treasury stock) of such corporation. OSI will merge with and into Fourth in accordance with the Agreement. Accordingly, Fourth should not recognize any gain or loss as a result of the exchange of its stock for the property of OSI. Savings Bank will merge with and into Bank IV. Accordingly, Bank IV should not recognize any gain or loss as a result of the exchange of its stock for the property of Savings Bank.

     Section 362(b) of the Code provides that if property was acquired by a corporation in connection with a reorganization to which this part applies, then the basis shall be the same as it would be in the hands of the transferor, increased in the amount of gain recognized to the transferor on such transfer. Since Fourth will receive property (i.e., the assets) from OSI in connection with a reorganization within the meaning of Section 368(a)(1)(A) and OSI will recognize no gain or loss on the transfer, the basis of the assets to be received by Fourth should be the same as the basis of those assets in the hands of OSI immediately prior to the transfer. Since Bank IV will receive property (i.e., the assets) from Savings Bank in connection with a reorganization within the meaning of
     Section 368(a)(1)(A) and Savings Bank will recognize no gain or loss on the transfer, the basis of the assets to be received by Bank IV should be the same as the basis of those assets in the hands of Savings Bank immediately prior to the transfer.

     Section 1223(2) of the Code provides that, in determining the period for which the taxpayer has held property however acquired there shall be included the period for which such property was held by any other person, if under this chapter such property has, for the purpose of determining gain or loss from a sale or exchange, the same basis in whole or in part in his hands as it would have in the hands of such other person. Because the basis of the assets to be received by Fourth from OSI should be the same as the basis of those assets in the hands of OSI immediately prior to the transfer, the holding period for the assets of OSI to be received by Fourth should include the period during which such assets were held by OSI. Because the basis of the assets to be received by Bank IV from Savings Bank should be the same as the basis of those assets in the hands of Savings Bank immediately prior to the transfer, the holding period for the assets of Savings Bank to be received by Bank IV should include the period during which such assets were held by Savings Bank.

     Section 354(a)(1) of the Code provides that no gain or loss shall be recognized if stock or securities in a corporation a party to a reorganization are, in pursuance of the plan of reorganization, exchanged solely for stock or securities in such corporation or in another corporation a party to the reorganization. Since the stock of OSI is being exchanged for Fourth common stock and cash, only to the extent there are dissenters no gain or loss shall be recognized by the OSI shareholders on the exchange of their OSI stock for Fourth common stock (including fractional share interests that they might otherwise be entitled to receive). Since the stock of Savings Bank is being exchanged solely for Bank IV common stock, no gain or loss shall be recognized by the Savings Bank shareholder on the exchange of its Savings Bank stock for Bank IV common stock

     Section 358(a)(1)of the Code provides that in the case of an exchange to which Section 354 applies, the basis of the property to be received without the recognition of gain or loss shall be the same as that of the property exchanged. Since a shareholder of OSI will receive solely Fourth stock in the exchange, the basis of the Fourth common stock (including fractional share interests that they might otherwise be entitled to receive) in the hands of the former OSI shareholders should be the same, in each instance, as the basis of the OSI common stock surrendered in exchange therefore. Since Fourth will receive solely Bank IV stock in the exchange the basis of the Bank IV common stock, in the hands of Fourth should be the same as the basis of the Savings Bank common stock surrendered in exchange therefore.

     Section 1223(1) of the Code provides that, in determining the period for which the taxpayer has held property received in an exchange, there shall be included the period for which the taxpayer held the property exchanged if, under this chapter, the property has, for the purpose of determining gain or loss from a sale or exchange, the same basis in whole or in part in his hands as the property exchanged, and, in the case of such exchanges after March 1, 1954, the property exchanged, at the time of such exchange, was a capital asset as defined in section 1221 or property described in section 1231. Since the basis of the Fourth common stock held by the OSI shareholders should have the same basis as the OSI common stock exchanged, the holding period of the Fourth common stock (including fractional share interests that they might otherwise be entitled to receive) should include the period for which the OSI common stock was held, provided that such stock was a capital asset on the date of the exchange. Since the basis of the Bank IV common stock held by Fourth should have the same basis as the Savings Bank common stock exchanged, the holding period of the Bank IV common stock should include the period for which the Savings Bank common stock was held, provided that such stock was a capital asset on the date of the exchange.

     Rev. Rul. 66-365, 1966-1 C.B. 116, provides that cash received by a target shareholder as part of a plan of reorganization under Section 368(a)(1)(A) of the Code, when the target shareholder is otherwise entitled to receive a fractional share of stock of the acquiring corporation in exchange for the target stock, will be treated as if the fractional shares were distributed as part of the exchange and then were redeemed by the acquirer. These cash payments will be treated as having been received as distributions in full payment in exchange for the stock redeemed as provided in Section 302(a), provided the redemption is not essentially equivalent to a dividend. Thus, the receipt of cash will result in gain or loss measured by the difference between the basis of such fractional share interest and the cash received, and such gain or loss will be capital gain or loss to the target shareholder, provided the target stock was a capital asset in the shareholder's hands and, as such, would be subject to the provisions and limitations of Subchapter P of Chapter 1 of the Code.

     Rev. Proc. 77-41, 1977-2, C.B. 574, provides that the Service will issue an advance ruling under Section 302(a) of the Code that cash to be distributed to shareholders in lieu of fractional share interest arising in corporate reorganizations will be treated as having been received in part or full payment in exchange for the stock redeemed if the cash distribution is undertaken solely for the purpose of saving the corporation the expense and inconvenience of issuing and transferring fractional shares, and is not separately bargained for consideration. The purpose of the transaction giving rise to the fractional share interest, the maximum amount of cash that may be received by any one shareholder, and the percentage of the total consideration that will be cash are among the factors that will be considered in determining whether a ruling is to be issued.

     It has been represented that the payment of cash in lieu of fractional shares of Fourth stock is solely for the purpose of avoiding the expense and inconvenience to Fourth of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the transaction to the OSI shareholders instead of issuing fractional shares of Fourth common stock will not exceed one percent of the total consideration that will be issued in the transaction to the OSI shareholders in exchange for their shares of OSI stock. The fractional share interests of each OSI shareholder will be aggregated, and no OSI shareholder will receive cash in an amount equal to or greater than the value of one full share of Fourth common stock.

     Accordingly, cash received by a shareholder of OSI otherwise entitled to receive a fractional share of Fourth common stock in the exchange for OSI common stock will be treated as if the fractional shares were distributed as part of the exchange and then were redeemed by Fourth. These cash payments will be treated as having been received as distributions in full payment in exchange for the stock redeemed as provided in Section 302(a) of the Code. This receipt of cash will result in gain or loss measured by the difference between the basis of such fractional share interest and the cash received. Such gain or loss will be capital gain or loss to an OSI shareholder, provided the OSI common stock was a capital asset in the shareholder's hands and, as such, would be subject to the provisions and limitations of Subchapter P of Chapter 1 of the Code.

     Section 302(b)(3) of the Code provides that if a redemption is in complete redemption of all of the stock of a corporation owned by a shareholder, such redemption shall be treated as a distribution in part or full payment in exchange for such stock. Because of the operation of Section 302, where cash is received by a dissenting OSI shareholder, such cash will be treated as received by the OSI shareholder as a distribution in redemption of his stock subject to the provisions and limitations of Section 302.

     Section 381(a)(2) of the Code provides that in the case of the acquisition of the assets of another corporation in a transfer to which section 361 applies, but only if the transfer is in connection with a reorganization described in subparagraph (A), (C), (D), (F), or (G) of section 368(a)(1), the acquiring corporation shall succeed to and take into account, as of the close of the day of distribution or transfer, the items described in subsection (c) of the distributor or transferor corporation, subject to the conditions and limitations specified in subsections (b) and (c).

     Section 1.381(a)-1(a) of the Regulations provides that a corporation which acquires the assets of another corporation in certain liquidations and reorganizations shall succeed to, and take into account, as of the close of the date of distribution or transfer, the items described in section 381(c) of the distributor or transferor corporation. These items shall be taken into account by the acquiring corporation subject to the conditions and limitations specified in sections 381, 382(b), and 383 and the regulations thereunder.
     Because the Fourth Merger is a transaction to which Section 361 and 368(a)(1)(A) apply, Fourth should succeed to and take into account the items of OSI described in Section 381(c), subject to the conditions and limitations specified in Sections 381(b) and (c). Because the Bank Merger is a transaction to which Section 361 and 368(a)(1)(A) apply, Bank IV should succeed to and take into account the items of Savings Bank described in Section 381 (c), subject to the conditions and limitations specified in Sections 381 (b) and (c).

     Sec. 381(c)(2) of the Code and Section 1.381(c)(2)-1 of the Regulations provide that in the case of a distribution or transfer described in subsection (a) the earnings and profits or deficit in earnings and profits, as the case may be, of the distributor or transferor corporation shall, subject to subparagraph (B), be deemed to have been received or incurred by the acquiring corporation as of the close of the date of the distribution or transfer; and a deficit in earnings and profits of the distributor, transferor, or acquiring corporation shall be used only to offset earnings and profits accumulated after the date of transfer. Because the Fourth Merger should be a transfer described in Section 381(a), the earnings and profits, or deficit in earning and profits, of OSI should be deemed to have been received or incurred by Fourth as of the close of the date of transfer, except that any deficit in earnings and profits of OSI, on the one hand, or Fourth on the other hand, should be used only to offset earnings and profits accumulated after the date of the transfer. Because the Bank Merger should be a transfer described in
     Section 381(a) the earnings and profits, or deficit in earning and profits, of Savings Bank should be deemed to have been received or incurred by Bank IV as of the close of the date of transfer, except that any deficit in earnings and profits of Savings Bank, on the one hand, or Bank IV on the other hand, should be used only to offset earnings and profits accumulated after the date of the transfer.

     The Oklahoma Income Tax Act, which is Article 23 of Title 68 of the Oklahoma Statutes of 1991, provides in Section 2353 that any terms used in the Oklahoma Income Tax Act shall have the same meaning as when used in a comparable context in the Code, unless a different meaning is clearly required. This Section also provides that the tax status and all elections for all taxpayers shall be the same for all purposes as they are for federal income tax purposes except when the Oklahoma Income Tax Act specifically provides otherwise. Oklahoma taxable income is defined in Section 2353 to be taxable income as reported to the federal government adjusted for items specifically set forth in Section 2358 which is entitled "Adjustments to arrive at Oklahoma taxable income and Oklahoma Adjusted gross income".

     The Oklahoma Income Tax Act does not contain specific Sections which are comparable to the Code but merely adopts the entire Code and then makes specific adjustments thereto. Therefore, the income tax treatment of any transaction is the same for Oklahoma purposes as it is for federal purposes unless there is a specific provision in the Oklahoma Income Tax Act which changes the income tax treatment. No specific adjustments came to our attention relative to the Fourth Merger or the Bank Merger.

OPINION

Based on the facts set forth above and in the Agreement, the proxy statement-prospectus contained in the registration statement (Form S-4) filed with the Securities and Exchange Commission on October 5, 1994, the representations of facts as set forth in Fourth's and OSI's letters of representations dated October 4, 1994, it is our opinion that the federal and Oklahoma income tax consequences of the proposed merger of OSI with and into Fourth, with Fourth surviving, and the proposed merger of Savings Bank with and into Bank IV, with Bank IV surviving, are as follows:

Fourth Merger:

   The merger of OSI with and into Fourth, with Fourth surviving, should qualify as a reorganization under Section 368 (a)(1)(A) of the Code. Fourth and OSI should both be "a party to a reorganization" within the meaning of Section 368(b).

   No gain or loss should be recognized by OSI upon the transfer of its assets to Fourth in exchange for Fourth common stock or cash for dissenters, if any, and the assumption by Fourth of the liabilities of OSI, by reason of the application of Sections 361(a), 361(b) and 357(a) of the Code.

   No gain or loss should be recognized by Fourth on the receipt of OSI's assets in exchange for Fourth common stock and cash for dissenters, if any, and the assumption by Fourth of OSI's liabilities, by reason of the application of Section 1032(a).

   The basis of the assets of OSI in the hands of Fourth should be the same as the basis of such assets in the hands of OSI immediately prior to the reorganization, by reason of the application of Section 362(b) of the Code.

   The holding period of the property acquired by Fourth from OSI should include the holding period of such property in the hands of OSI immediately prior to the reorganization, by reason of the application of Section 1223(2) of the Code.

   No gain or loss should be recognized by OSI shareholders upon the exchange of their OSI common stock (including fractional share interests that they might otherwise be entitled to receive) solely for Fourth common stock, by reason of the application of Section 354(a)(1) of the Code.

   The basis of the Fourth common stock (including fractional share interest that they might otherwise be entitled to receive) received by the shareholders of OSI should be the same as the basis of the OSI stock exchanged therefore, by reason of the application of
   Section 358(a)(1) of the Code.

   The holding period of the Fourth common stock (including fractional interests that they might otherwise be entitled to receive) received by the OSI shareholders should include the holding period of the OSI shares surrendered in the exchange, provided the OSI stock was held as a capital asset on the date of the exchange, by reason of the application of Section 1223(1) of the Code.

   As provided in Section 381(a)(2) of the Code and Section 1.381(a)- 1(a) of the Regulations, Fourth should succeed to and take into account as of the close of the day of transfer the items of OSI described in Section 381(c) subject to the conditions and limitations specified in Sections 381(b) and 381(c).

   As provided in Section 381(c)(2) of the Code and Section 1.381(c)(2)-1 of the Regulations, Fourth should succeed to and take into account the earnings and profits, or deficit in earnings and profits, of OSI as of the date or dates of transfer. Any deficit in earnings and profits of either Fourth or OSI should be used only to offset earnings and profits accumulated after the date or dates of transfer.

   Cash received by a shareholder of OSI otherwise entitled to receive a fractional share of Fourth common stock in exchange for his OSI stock should be treated as if the fractional shares were distributed as part of the exchange and then were redeemed by Fourth. These cash payments should be treated as having been received as distributions in full payment in exchange for the stock redeemed as provided in Section 302(a) of the Code. This receipt of cash should result in gain or loss measured by the difference between the basis of such fractional share interest and the cash received. Such gain or loss should be capital gain or loss to the OSI shareholder, provided the OSI stock was a capital asset in such shareholder's hands and as such, will be subject to the provisions and limitations of Subchapter P of Chapter 1 of the Code (Rev. Rul. 66-365 and Rev. Proc. 77-41).

   Where cash is received by a dissenting OSI shareholder, such cash should be treated as received by the OSI shareholder as a distribution in redemption of his stock, subject to the provisions and limitations of Section 302 of the Code.

Bank Merger:

   The merger of Savings Bank with and into Bank IV, with Bank IV surviving, should qualify as a reorganization under Section 368
   (a)(1)(A) of the Code. Bank IV and Savings Bank should both be "a party to a reorganization" within the meaning of Section 368(b).

   No gain or loss should be recognized by Savings Bank upon the transfer of its assets to Bank IV in accordance with the Agreement and the assumption by Bank IV of the liabilities of Saving Bank, by reason of the application of Sections 361(a) and 357(a) of the Code.

   No gain or loss should be recognized by Bank IV on the receipt of Savings Bank's assets in exchange for Bank IV common stock and the assumption by Bank IV of Savings Bank's liabilities, by reason of the application of Section 1032(a).

   The basis of the assets of Savings Bank in the hands of Bank IV should be the same as the basis of such assets in the hands of Saving Bank immediately prior to the reorganization, by reason of the application of Section 362(b) of the Code.

   The holding period of the property acquired by Bank IV from Savings Bank should include the holding period of such property in the hands of Savings Bank immediately prior to the reorganization, by reason of the application of Section 1223(2) of the Code.

   No gain or loss should be recognized by Fourth upon the exchange of their Savings Bank common stock solely for Bank IV common stock, by reason of the application of Section 354(a)(1) of the Code.

   The basis of the Bank IV common stock received by Fourth should be the same as the basis of the Savings Bank stock exchanged therefore, by reason of the application of Section 358(a)(1) of the Code.

   The holding period of the Bank IV common stock received by Fourth should include the holding period of the Savings Bank shares surrendered in the exchange, provided the Savings Bank stock was held as a capital asset on the date of the exchange, by reason of the application of Section 1223(1) of the Code.

   As provided in Section 381(a)(2) of the Code and Section 1.381(a)- 1(a) of the Regulations, Bank IV should succeed to and take into account as of the close of the day of transfer the items of Savings Bank described in Section 381(c), subject to the conditions and limitations specified in Sections 381(b) and 381(c).

   As provided in Section 381(c)(2) of the Code and Section 1.381(c)(2)-1 of the Regulations, Bank IV, as the deemed survivor, should succeed to and take into account the earnings and profits, or deficit in earnings and profits, of Savings Bank as of the date or dates of transfer. Any deficit in earnings and profits of either Bank IV or Savings Bank should be used only to offset earnings and profits accumulated after the date or dates of transfer.


State of Oklahoma Law:

   During the course of our review, no specific provisions in the Oklahoma Income Tax Act came to our attention which would treat the Fourth Merger or the Bank Merger differently for Oklahoma purposes than for federal purposes.


This opinion is based solely upon:

a. The representations, information, documents, and facts
   ("representations") that we have included or referenced in this opinion letter;

b. Our assumptions (without independent investigation or review) that all of the representations and all of the original, copies, and signatures of documents are accurate, true and authentic;

c. Our assumption (without independent investigation or review) that there will be timely execution and delivery of, and performance as required by the representations and documents;

d. The understanding that only the issues and tax consequences opined upon herein are covered by this tax opinion; and

e. The law, regulations, cases, rulings and other tax authority in effect as of the date of this letter.

If there are any significant change of the foregoing tax authorities (for which we have no responsibility to advise you), it may result in our opinion being rendered invalid, or necessitate (upon your request) a reconsideration of the opinion.

While this opinion letter represents our considered judgment as to the proper tax treatment to the parties involved, it is not binding on the IRS or the courts.


Deloitte & Touche LLP
Certified Public Accountants
October 5, 1994
Oklahoma City, Oklahoma